Exhibit 10.14

MAVENIR PLC

2020 EQUITY INCENTIVE PLAN

Option Award Notice

[Name of Optionee]

You have been awarded an option to purchase Class A ordinary shares of Mavenir plc, a public limited company incorporated under the laws of England and Wales (the “Company”). The option is granted pursuant to the terms and conditions of the Mavenir plc 2020 Equity Incentive Plan (the “Plan”) and the Share Option Agreement (together with this Award Notice, the “Agreement”). Copies of the Plan and the Share Option Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Option:	You have been awarded a Nonqualified Share Option to purchase from the Company [____] of its Class A ordinary shares, subject to adjustment as provided in Section 5.2 of the Agreement.

Grant Date:	[____________________, _____][1]

Exercise Price:	The price per share at which Class A ordinary shares of the Company are initially offered for sale to the public by the Company’s underwriters in the Initial Public Offering, subject to adjustment as provided in Section 5.2 of the Agreement.[2]

Vesting Schedule:	Except as otherwise provided in the Plan, the Agreement or any other agreement between the Company or any of its Subsidiaries and Optionee, the Option shall vest with respect to 25% of the shares subject to the Option on the Grant Date on the one-year anniversary of the Initial Public Offering[3] and in twelve (12) equal quarterly installments every three (3) months thereafter, in each case, only if, (i) the Initial Public Offering occurs on or before [____ __], 2020 and (ii) Optionee remains continuously employed by the Company through the applicable vesting date. For the avoidance of doubt, if the Initial Public Offering does not occur on or before [_____ __], 2020, the Option shall be forfeited as of such date.

Expiration Date:	Except to the extent earlier terminated pursuant to Section 2.2 of the Agreement or exercised by Optionee pursuant to Section 2.3 of the Agreement, the Option shall terminate at 5:00pm central time on the tenth anniversary of the Grant Date.

MAVENIR PLC

By:

Name:
Title:

[1]	NTD: To be on or prior to pricing.
[2]	NTD: For any grants made after the IPO, the Exercise Price will be equal to the Fair Market Value on the Grant Date.
[3]	NTD: For any grants made after the IPO, vesting will be measured from the Grant Date and not the IPO.

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Award Notice to Mavenir plc, I hereby acknowledge receipt of the Agreement and the Plan, accept the Option granted to me and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

Optionee

Date

Signature Page to Share Option Agreement

MAVENIR PLC

2020 EQUITY INCENTIVE PLAN

SHARE OPTION AGREEMENT

Mavenir plc, a public limited company incorporated under the laws of England and Wales (the “Company”), hereby grants to the individual (“Optionee”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Option Date”), pursuant to the provisions of the Mavenir plc 2020 Equity Incentive Plan (the “Plan”), an option to purchase from the Company the number of Class A ordinary shares of the Company, par value $0.001 per share (the “Shares”), set forth in the Award Notice at the price per share set forth in the Award Notice (the “Exercise Price”) (the “Option”), upon and subject to the terms and conditions set forth below, in the Award Notice and in the Plan. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Option Subject to Acceptance of Agreement. The Option shall be null and void unless Optionee shall accept this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement within Optionee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).

2. Time and Manner of Exercise of Option.

2.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).

2.2. Vesting and Exercise of Option. The Option shall become vested and exercisable in accordance with the vesting schedule set forth in the Award Notice (the “Vesting Schedule”). The Option shall be vested and exercisable following a termination of Optionee’s employment according to the following terms and conditions:

(a) Termination of Employment due to Death or Disability. If Optionee’s employment with the Company terminates by reason of Optionee’s death or termination by the Company due to Disability, then in either such case the Option shall become fully vested as of the date of termination, and the Option may thereafter be exercised by Optionee or Optionee’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is one year after the date of termination of employment and (ii) the Expiration Date.

(b) Termination of Employment Without Cause or Resignation for Good Reason. If Optionee’s employment with the Company terminates by reason of (i) the Company’s termination of the Optionee’s employment without Cause or (ii) the Optionee’s resignation from employment for Good Reason, then in either such case the Option shall become fully vested as of the date of termination, and the Option may thereafter be exercised by Optionee until and including the earlier to occur of (x) the date which is one year after the date of termination of employment and (y) the Expiration Date.

(c) Termination by the Company or by the Optionee for Any Other Reason. If Optionee’s employment with the Company is terminated for any other reason not specified in Section 2.2(a), Section 2.2(b) or Section 2.2(d) (including by Optionee by reason of Optionee’s resignation from employment other than for Good Reason) the unvested portion of the Option shall terminate immediately upon such termination of employment and the Option, to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is ninety (90) days after the date of such termination of employment and (ii) the Expiration Date.

(d) Termination by Company for Cause. If Optionee’s employment with the Company terminates by reason of the Company’s termination of Optionee’s employment for Cause, then the Option, whether or not vested, shall terminate immediately upon such termination of employment.

(e) Definitions.

(i) Cause. For purposes of this Option, “Cause” shall mean “Cause” as such term is defined in any employment, consultancy, service, severance or similar agreement between the Optionee and the Company or any of its affiliates in effect on the Grant Date (but, for the avoidance of doubt, not any severance plan, practice or arrangement), or, if there is no such agreement or no such agreement contains a definition of Cause (or a term of similar meaning, such as “good cause”), then “Cause” means the Optionee’s: (i) refusal or failure to follow one or more written policies of the Company or any of its affiliates (collectively, the “Company Group”) (including any applicable code of conduct or ethics) that are applicable to the Optionee; (ii) conduct amounting to gross incompetence; (iii) prolonged or chronic absence (excluding vacations, illnesses, serious health conditions or approved leaves of absence) from work, which is not authorized or excused; (iv) willful refusal or failure to perform lawful duties, or to comply with any lawful instruction or resolution of the Board or the board of directors (or similar body) of any member of the Company Group or of the Optionee’s supervisor; (v) embezzlement, misappropriation of any property or other asset of any member of the Company Group or misappropriation of a corporate opportunity of any member of the Company Group; (vi) offer, payment, solicitation or acceptance in violation of the policies of any member of the Company Group or any law of any bribe, kickback or item of value with respect to the business of any member of the Company Group; (vii) indictment or commission of or the entering of a plea of nolo contendere or guilty with respect to, any felony whatsoever or any misdemeanor involving moral turpitude; (viii) misconduct or illegal conduct which is detrimental to any member of the Company Group (including, without limitation, disparagement that materially adversely affects the reputation of the Company Group); (ix) engagement in any unwelcome sexual advances, requests for sexual favors or any other verbal or physical abuse of a sexual nature; (x) breach of his or her obligations to any member of the Company Group under any restrictive covenants in favor of any member of the Company Group or any unauthorized disclosure of any important and confidential information of any member of the Company Group, after written notice and a reasonable time to cure, if curable; or (xi) unlawful use (including being under the influence) or possession of drugs illegal under applicable state law.

(ii) Disability. For purposes of this Option, “Disability” shall mean “Disability” as such term is defined in any employment, consultancy, service, severance or similar agreement between the Optionee and the Company or any of its affiliates in effect on the Grant Date, or, if there is no such agreement or such agreement does not contain a definition of Disability (or a term of similar meaning), then “Disability” means the Optionee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(iii) Good Reason. For purposes of this Option, (i) “Good Reason” shall mean that the Optionee resigns from employment with the Company and its Subsidiaries as a result of one or more of the following reasons without the consent of the Optionee: (A) the Company reduces the amount of the Optionee’s base salary or target cash bonus opportunity (it being understood that the Board or the Committee shall have discretion to set the Company’s and the Optionee’s personal performance targets to which the cash bonus will be tied and the actual bonus paid may deviate from the target cash bonus opportunity based on performance), (B) the Company adversely changes the Optionee’s position as in effect as of the Grant Date or reduces his/her position, authority, duties, responsibilities or status materially inconsistent with the positions, authority, duties, responsibilities or status the Optionee holds as of the Grant Date (for the avoidance of doubt, a change in Optionee’s reporting responsibilities shall not give rise to Good Reason), or (C) the Company changes the Optionee’s place of work to a location more than fifty (50) miles from the Optionee’s present place of work; provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (x) the Optionee provides written notice to the Company of the existence of such condition not later than 60 days after the Optionee knows or reasonably should know of the existence of such condition, (y) the Company fails to remedy such condition within 30 days after receipt of such notice and (z) the Optionee resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (y) hereof.

2.3. Method of Exercise. Subject to the limitations set forth in this Agreement, the Option, to the extent vested, may be exercised by Optionee (i) by giving written notice to the Company specifying the number of whole Shares to be purchased and accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (a) in cash (or cash equivalent), (b) by delivery (either actual delivery or by attestation procedures established by the Company) of Shares having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (c) authorizing the Company to withhold whole Shares that would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (d) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise, or (e) by a combination of (a), (b) and (c), and (ii) by executing such documents as the Company may reasonably request. Any fraction of a Share which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash (or cash equivalent) by Optionee. No Share or certificate representing a Share shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.1, have been paid.

2.4. Termination of Option. In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.2 or exercised pursuant to Section 2.3, on the Expiration Date. Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.    Notwithstanding anything in this Agreement to the contrary, other than upon a termination of Optionee’s employment by the Company for Cause, if the exercise of the Option within the applicable time periods set forth in this Section 2 is prevented by the provisions of Section 5.3, the Option shall remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in no event later than the Expiration Date.

3. Transfer Restrictions and Investment Representations.

3.1. Nontransferability of Option. The Option may not be transferred by Optionee other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, (i) during Optionee’s lifetime the Option is exercisable only by Optionee or Optionee’s legal representative, guardian or similar person and (ii) the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

3.2. Investment Representation. Optionee hereby represents and covenants that (a) any Shares purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

4. Protected Disclosures.

4.1. Notwithstanding anything in this Agreement to the contrary, Optionee understands and agrees that nothing in this Agreement shall or shall be construed to:

(a) prohibit Optionee, confidentially or otherwise, from communicating or filing a charge or complaint with, participating in, or giving other disclosures to a governmental or regulatory entity (including, without limitation, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General), in each case without receiving prior authorization from, or having to disclose any such conduct to, the Company;

(b) prohibit Optionee from responding if properly subpoenaed or otherwise required to do so under applicable law, provided that such disclosure does not exceed the extent required by such law and Optionee promptly provides written notice of any such order to the Company within two (2) business days of receiving such order and allow the Company and its affiliates, in their sole discretion, to seek a protective order or other appropriate remedy;

(c) limit Optionee’s right to receive an award for information provided to any governmental agency, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

(d) prohibit Optionee from testifying in an administrative, legislative, or judicial proceeding regarding alleged criminal conduct or sexual harassment when Optionee has been required or requested to attend a proceeding pursuant to court order, subpoena, or written request from an administrative agency or legislature;

(e) prevent the disclosure of factual information relating to claims of sexual assault, sexual harassment, harassment or discrimination based on sex, failure to prevent harassment or discrimination based on sex, or retaliation against a person for reporting an act of harassment or discrimination based on sex, as those claims are defined under the California Fair Employment and Housing Act, to the extent the claims are filed in a civil or administrative action and to the extent such disclosures are protected by law; or

(f) restrict or impede Optionee from discussing the terms and conditions of Optionee’s employment or otherwise exercising Optionee’s rights under Section 8 of the National Labor Relations Act.

4.2. The Company hereby notifies Optionee that U.S. federal law provides that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement limits or otherwise affects any such rights or creates liability for any such protected conduct. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

5. Additional Terms and Conditions.

5.1. Withholding Taxes. (a) As a condition precedent to the issuance of Shares following the exercise of the Option, Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Optionee.

(b) Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (iii) authorizing the Company to withhold whole Shares which would otherwise be delivered to the Optionee having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; (iv) to the extent permitted by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of same-day sale or (v) any combination of (i), (ii), (iii) and (iv). Shares to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments (or such higher withholding amount permitted by the Committee). Any fraction of a Share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No Share or certificate representing a Share shall be issued or delivered until the Required Tax Payments have been satisfied in full. A determination by the Company to satisfy the Required Tax Payments by withholding Shares shall be made by the Committee if the Optionee is subject to Section 16 of the Exchange Act.

5.2. Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of Shares to change, such as a share dividend, share split, spinoff, rights offering or recapitalization through an extraordinary dividend, the number and class of securities subject to the Option and the Exercise Price shall be equitably adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of participants. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

5.3. Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of Shares upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Option may not be exercised if the issuance of Shares upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, the Option may not be exercised unless (i) a registration statement under the U.S. Securities Act of 1933, as amended, shall at the time of exercise of the Option be in effect with respect to the Shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the Shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the U.S. Securities Act of 1933, as amended. THE OPTIONEE IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

5.4. Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Agreement, the number of Shares purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 5.1.

5.5. Option Confers No Rights as Shareholder. Optionee shall not be entitled to any privileges of ownership with respect to Shares subject to the Option unless and until such shares are purchased and issued upon the exercise of the Option, in whole or in part, and Optionee becomes a shareholder of record with respect to such issued shares. Optionee shall not be considered a shareholder of the Company with respect to any such shares not so purchased and issued.

5.6. Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or the Plan, give or be deemed to give Optionee any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

5.7. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

5.8. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

5.9. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Mavenir plc, Attn: Legal Department, LegalNotices@Mavenir.com, and if to Optionee, to the last known mailing address of Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

5.10. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code, shall be governed by the laws of England and Wales and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.11. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. Optionee hereby acknowledges receipt of a copy of the Plan.

5.12. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to Optionee’s interest except by means of a writing signed by the Company and Optionee.

5.13. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

5.14. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and Optionee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

5.15. Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

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